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                                                                     Exhibit 5.1


                   [Wilmer, Cutler & Pickering Letterhead]


                                                                  March 17, 2000



Aether Systems, Inc.
11460 Cronridge Drive
Owings Mills, Maryland  21117

      Re:   Aether Systems, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:


      We have acted as counsel to Aether Systems, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement (as amended, and including prospectus supplements filed pursuant to Rule 424 of the Securities Act of 1933, the "Registration Statement") on Form S-1 (File No. 333-30852) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Trust Indenture Act of 1939, as amended. The Registration Statement relates to the registration of (i) the proposed issuance by the Company of up to 5,411,949 shares (the "Company Shares") of Common Stock of the Company, par value $0.01 per share (the "Common Stock"), (ii) the proposed issuance by the Company of up to $310.5 million principal amount of Convertible Subordinated Notes due 2005 (the "Notes"), (iii) the sale by certain Selling Stockholders identified therein of up to 913,051 shares (the "Selling Stockholders Shares"), and (iv) shares of Common Stock issuable upon conversion of the Notes (the "Conversion Shares" together with the Company Shares and Selling Stockholders Shares the "Shares"), of Common Stock which will be sold to the respective underwriters named in the Registration Statement pursuant to the Purchase Agreements filed as Exhibit 1.1 and Exhibit
1.2 to the Registration Statement (the "Equity Purchase Agreements") and Exhibit
1.3 to the Registration Statement (the "Debt Purchase Agreement"). The Notes are to be issued pursuant to the terms of an Indenture substantially in the form filed as Exhibit 4.2 to the Registration Statement (the "Indenture"), between the Company and First Union National Bank, as Trustee.


      For the purposes of this opinion, we have examined copies of the following documents:

      1.    The Registration Statement;

      2.    The Amended and Restated Certificate of Incorporation of the
Company;

      3.    The Bylaws of the Company;
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Aether Systems, Inc.
March 17, 2000
Page 2


      4. The form of the Indenture between the Company and the First Union National Bank, as Trustee (the "Trustee");

      5.    The Equity Purchase Agreements;

      6.    The Debt Purchase Agreement;

      7. The Resolutions of the Board of Directors of the Company related to the Registration Statement and the transactions contemplated thereby.

      In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

      This opinion is limited to the laws of the United States, the General Corporation Law of Delaware and New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York), and no opinion is expressed on the law of any other jurisdiction. Although we are not members of the bar of the State of Delaware, we have made such investigation of the laws of the State of Delaware as we deemed necessary to express the opinions set forth herein. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect.

      Based upon, subject to, and limited by the foregoing, we are of the opinion that:

      1. When (i) the Registration Statement becomes effective, (ii) the Pricing Committee of the Company's Board of Directors approves the price at which the Shares are to be sold to the underwriters set forth in the Equity Purchase Agreements and approves other matters relating to the issuance and sale of the Shares, (iii) the Equity Purchase Agreements have been duly executed and delivered by the parties thereto and (iv) certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by the transfer agent and registrar, and have been delivered to and paid for by the Underwriters, at a price per share not less than the per share par value of the Common Stock as contemplated by the Equity Purchase Agreements, the issuance and sale of the Company Shares and the Selling Stockholder Shares will have been duly authorized, and the Company Shares and the Selling Stockholder Shares will be validly issued, fully paid and nonassessable.

      2. When (i) the Registration Statement becomes effective, (ii) the Pricing Committee of the Company's Board of Directors approves the terms of the Notes and (iii) the Indenture and Debt Purchase Agreement have been duly executed and delivered by the parties thereto, the Conversion Shares will have been lawfully and duly authorized and such Conversion Shares, when issued and delivered in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.
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Aether Systems, Inc.
March 17, 2000
Page 3

      3. When (i) the Registration Statement becomes effective (ii) the Pricing Committee of the Company's Board of Directors approves the terms of the Notes, including the price at which the Notes are to be sold to the underwriters pursuant to the Debt Purchase Agreement, and other matters relating to the issuance and sale of the Notes, (iii) the Indenture and the Debt Purchase Agreement have been duly executed and delivered by the parties thereto, and (iv) the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for the underwriters as contemplated by the Debt Purchase Agreement, the issuance and sale of the Notes will have been duly authorized, and the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting creditors' rights or debtors' obligations and to general principals of equity.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus contained therein under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                   Sincerely,

                                    WILMER, CUTLER & PICKERING


                                       By:  /s/ Meredith B. Cross
                                          --------------------------------
                                          Meredith B. Cross, a partner